SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10107	(914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP. REDUCES SIZE OF BOARD OF DIRECTORS
WITH DEPARTURE OF WILLIAM MULROW

Yonkers, NY – October 27, 2010 – Hudson Valley Holding Corp. (NASDAQ: HUVL) announced that William J. Mulrow will resign from its board of directors, effective November 1, in order to focus on his full-time business interests.

“I’m very proud of the seven years I spent on Hudson Valley’s board and pleased to have had the opportunity to serve the shareholders of a bank so dedicated to its customers and the communities where they live and work,” Mulrow said. “I look forward to watching its continued success.”

Mulrow joined the board of Hudson Valley Bank’s parent company as a non-executive director in 2003.

Since then, his full-time business interests – which include investment banking and private equity – have grown to require an increasing amount of his time and attention. At the same time, the demands on the bank’s directors have increased as Hudson Valley has grown and matured as a public company, listing on the NASDAQ Global Select Market, successfully completing a $90 million follow-on stock offering, increasing trading volume and growing its institutional shareholder base. Consequently, Mulrow determined that he would no longer be able to serve on Hudson Valley’s board.

“Bill contributed his considerable expertise to the board’s deliberations on our recent capital markets activity and fully supported elevating our bank’s profile as a public company, in spite of the impact these moves would ultimately have on his ability to continue to serving as one of our non-executive directors,” Chairman William E. Griffin said. “In my view, this highlights Bill’s unwavering commitment to his fiduciary duty to our shareholders and our institution. We value and appreciate his years of service to our bank and wish him continued success.”

With Mulrow’s departure the board will be reduced in size to 11 directors, and the majority will continue to meet NASDAQ standards of independence for board members.

Hudson Valley affirmed that Mulrow’s resignation was not the result of any disagreement with the company on any matter relating to its operations, policies or practices.

About Hudson Valley Holding Corp.: Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.8 billion in assets, serving the metropolitan area with 37 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

**************************************************************************************

Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2010. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports of Form 10-Q include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	our ability to manage our commercial real estate portfolio;

•	the future performance of our investment portfolio;

•	our opportunities for growth, our plans for expansion (including opening new branches) and the competition we face in attracting and retaining customers;

•	economic conditions generally and in our market area in particular, which may affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our ability to manage interest rate risk;

•	the regulatory environment in which we operate, our regulatory compliance and future regulatory requirements;

•	our intention and ability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action affecting us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our ability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

###